As filed with the Securities and Exchange Commission on June 5, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          BLACK WARRIOR WIRELINE CORP.
             (Exact Name of Registrant as specified in its Charter)

               DELAWARE                                11-2904094
     (State or other jurisdiction of                  (IRS Employer
      incorporation ororganization)               Identification Number)

               3748 HIGHWAY #45 NORTH, COLUMBUS, MISSISSIPPI 39701
                                 (601) 329-1047
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          WILLIAM L. JENKINS, PRESIDENT
               3748 HIGHWAY #45 NORTH, COLUMBUS, MISSISSIPPI 39701
                                 (601) 329-1047
 (Name, address, including zip code, and telephone number, including area code, of Agent for service)

                                 With a Copy to:

                           WILLIAM S. CLARKE, ESQUIRE
        457 NORTH HARRISON STREET, SUITE 103, PRINCETON, NEW JERSEY 08540
                                 (609) 921-3663

          Approximate date of commencement of proposed sale to public:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM        PROPOSED MAXIMUM
   SECURITIES TO BE          AMOUNT TO BE          OFFERING PRICE            AGGREGATE               AMOUNT OF
      REGISTERED              REGISTERED              PER UNIT             OFFERING PRICE        REGISTRATION FEE
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Common Stock,                   666,000               $2.75 (1)              $1,831,500               $540.00
   $.0005 par value (2)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Common Stock,                   792,727               $2.75 (1)              $2,179,999               $643.00
   $.0005 par value (3)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Common Stock,                   725,000              $4.6327 (1)             $3,358,708               $990.00
   $.0005 par value (4)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Common Stock,                   654,345              $4.6327 (1)             $3,031,384               $894.00
   $.0005 par value (5)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Common Stock,                  2,000,000              $5.50 (1)             $11,000,000              $3,245.00
   $.0005 par value (6)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Common Stock,                  1,847,137              $5.50 (1)             $10,159,253              $2,997.000
   $.0005 par value (7)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Common Stock,                  1,419,933             $6.281 (8)              $8,918,599              $2,630.00
   $.0005 par value
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Common Stock,                   236,250               $2.00 (1)               $472,500                $139.00
   $.0005 par value (9)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Common Stock,                   80,000                $1.50 (1)               $120,000                $35.00
   $.0005 par value (10)
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
                                                                               TOTAL                $12,113.00
---------------------------------------------------------------------- ----------------------- ----------------------

----------
(1) The Registration Fee has been calculated pursuant to Rule 457(g) based on the maximum exercise or conversion price of the warrants or notes.

(2) Shares issuable on exercise of the Registrant's outstanding common stock purchase warrants expiring June 5, 2002 exercisable at a maximum exercise price of $2.75 per share to purchase an aggregate of 666,000 shares of Common Stock.

(3) Shares issuable on conversion of the Registrant's 9% Convertible Promissory Note due June 6, 2002 in the principal amount of $2,000,000 together with accrued interest through May 31, 1998 of $179,999 convertible into shares of Common Stock at a current conversion price of $2.75 per share.

(4) Shares issuable on exercise of the Registrant's outstanding common stock purchase warrants expiring October 10, 2002 exercisable at $4.6327 per share to purchase an aggregate of 725,000 shares of Common Stock.

(5) Shares issuable on conversion of the Registrant's outstanding 7% Convertible Promissory Note due October 10, 1999 in the principal amount of $2,900,000 together with accrued interest through May 31, 1998 of $131,384 convertible into shares of Common Stock at a conversion price of $4.6327 per share.

(6) Shares issuable on exercise of the Registrant's outstanding common stock purchase warrants expiring January 23, 2003 exercisable at $5.50 per share to purchase an aggregate of 2,000,000 shares of Common Stock.

(7) Shares issuable on conversion of the Registrant's outstanding 8% Convertible Promissory Note due July 23, 1999 in the principal amount of $10,000,000 together with accrued interest through May 31, 1998 of $159,253 convertible into shares of Common Stock at a conversion price of $5.50 per share.

(8) The Registration Fee has been calculated pursuant to Rule 457(c) on the basis of the average of the high and low prices reported on the OTC Bulletin Board on June 2, 1998.

(9) Includes shares issuable on exercise of the Registrant's outstanding common stock purchase warrants expiring September 30, 2001 exercisable at $2.00 per share to purchase an aggregate of 236,250 shares of Common Stock.

(10) Includes shares issuable on exercise of the Registrant's outstanding option expiring October 31, 2001 exercisable at $1.50 per share to purchase an aggregate of 80,000 shares of Common Stock.

     Also registered hereunder pursuant to Rule 416(a) are such indeterminate number of shares which may be issuable pursuant to the anti-dilution provisions included in such common stock purchase warrants and promissory notes.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    Subject to Completion, dated June 5, 1998

PROSPECTUS

                          BLACK WARRIOR WIRELINE CORP.

     This Prospectus relates to the resale by the holders thereof of up to an aggregate of 8,421,392 shares of Common Stock, par value $.0005 per share (the "Common Stock") of Black Warrior Wireline Corp., a Delaware corporation (the "Company"). Of the shares of Common Stock to which this Prospectus relates, 1,419,933 shares are issued and outstanding (the "Outstanding Shares"), 3,707,250 shares are issuable on exercise of outstanding common stock purchase warrants and options (the "Warrants") at exercise prices, as of May 31, 1998, ranging from $1.50 to $6.50 per share, and 3,294,209 shares are issuable on conversion of an aggregate of $14.9 million principal amount of the Company's outstanding convertible promissory notes plus accrued interest thereon (the "Convertible Notes"). The Outstanding Shares, Warrants and the Convertible Notes are herein collectively referred to as the "Securities."

     The Common Stock is quoted on the OTC Bulletin Board(R) with a trading symbol of "BWWL." On June 2, 1998, the closing bid quotation of the Common Stock as reported on the OTC Bulletin Board(R) was $6.281. See "Price Range of Common Stock; Dividend Policy." The shares of Common Stock are being registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to the terms of agreements entered into by the Company upon issuance of the Securities granting certain rights to have the shares of Common Stock registered under the Securities Act. The shares of Common Stock may be offered (the "Offering") for sale by the holders, their transferees or their pledgees (the "Selling Securityholders").

     The shares of Common Stock may be sold or distributed from time to time by or for the account of Selling Securityholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's consent, by donees of the Selling Securityholders, or by other persons acquiring shares and who wish to offer and sell such Securities requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the securities offered hereby, other than the exercise price from any exercise of the common stock purchase warrants, and will bear certain expenses incident to their registration. See "Selling Securityholders" and "Plan of Distribution."

     INVESTORS SHOULD CAREFULLY CONSIDER CERTAIN RISKS AND OTHER CONSIDERATIONS RELATING TO THE SECURITIES OF THE COMPANY. SEE "RISK FACTORS" STARTING ON PAGE 9 OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Securities were sold by the Company to the Selling Securityholders in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation D under the Securities Act.

                               JUNE [_____], 1998

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR
SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, Northwest, Washington, DC 20549; and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, Northwest, Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission and the address of that Web site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, including financial statements, filed by the Company with the Commission are hereby incorporated by reference in this
Prospectus:

     (a) The Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1997;

     (b) The Quarterly Report of the Company on Form 10-QSB for the fiscal quarter ended March 31, 1998;

     (c) The Current Report of the Company on Form 8-K for November 19, 1996, the Current Report on Form 8-K/A filed February 7, 1997, the Current Report on Form 8-K for June 6, 1997, the Current Report on Form 8-K/A filed August 21, 1997, the Current Report on Form 8-K for October 9, 1997; the Current Report on Form 8-K/A filed December 24, 1997; the Current Report on Form 8-K for January 23, 1998; the Current Report on Form 8-K for March 16, 1998; the Current Report on Form 8-K/A filed May 29, 1998; and Current Report on Form 8-K/A filed June 4, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded by this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge copies of all documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents) to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered on the written or oral request of such person to:

                          William L. Jenkins, President
                          Black Warrior Wireline Corp.
                             3748 Highway #45 North
                           Columbus, Mississippi 39701

                                TABLE OF CONTENTS

Available Information..........................................................4

Incorporation of Certain Information by Reference..............................5

Table of Contents..............................................................6

The Company....................................................................7

Risk Factors...................................................................9

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the
     Private Securities Litigation Reform Act of 1995.........................16

Capitalization................................................................17

Price Range of Common Sock; Dividend Policy...................................19

Use of Proceeds...............................................................20

Selling Securityholders.......................................................21

Certain Transactions..........................................................28

Plan of Distribution..........................................................32

Description of Capital Stock..................................................33

Legal Matters.................................................................34

Experts.......................................................................34

Glossary......................................................................35

                                   THE COMPANY

     Black Warrior Wireline Corp. (the "Company") is an oil and gas service company currently providing various services to oil and gas well operators primarily in the Black Warrior and Mississippi Salt Dome Basins in Alabama and Mississippi, the Permian Basin in West Texas and New Mexico, the East Texas and Austin Chalk Basins in East Texas, the Anadarko Basin in Oklahoma, the Powder River and Green River Basins in Wyoming and Montana, and the Williston Basin in North Dakota. The Company's principal lines of business include (a) wireline services, (b) directional oil and gas well drilling activities, and (c) workover services. At March 31, 1998, the Company owned 41 operational motor vehicle mounted wireline units, of which 23 are equipped with a state-of-the-art computer system, nine are equipped with an earlier generation computer system, four are analog equipped and five are devoted exclusively to steering tool work. Also as of March 31, 1998, it owned seven workover rigs.

     The Company's recent growth and increased revenues has been principally the result of five acquisitions completed since November 1996. On November 19, 1996, the Company acquired the outstanding stock of DynaJet, Inc., which has been engaged in the wireline business in the Gillette, Wyoming area for more than eighteen years. Its service area includes the states of Wyoming, South Dakota, Montana and New Mexico. On June 6, 1997, the Company completed the acquisition of Production Well Services, Inc. which has been engaged in the wireline business in southern Alabama and southern Mississippi. On June 9, 1997, the Company completed the acquisition of Petro-Log, Inc. which has been engaged in the wireline business in Wyoming, Montana and South Dakota. On October 9, 1997, the Company completed the acquisition, effective September 1, 1997, of Diamondback Directional, Inc. ("Diamondback") which has been engaged in providing directional drilling and other oil and gas well drilling services in the Texas and Louisiana areas. On December 15, 1997, the Company completed the acquisition of the assets of Cam Wireline Services, Inc., which provides wireline services in the Permian Basin.

     On March 16, 1998, the Company acquired from Phoenix Drilling Services, Inc. ("Phoenix") its domestic oil and gas well directional drilling and downhole survey service business including the related operating assets (such acquisition is herein referred to as the "Phoenix Acquisition"). The purchase price was approximately $19.0 million payable in cash at the closing. The operations of the business acquired are conducted throughout the primary oil and gas producing areas of the continental United States and employ approximately 100 persons. Financing for the transaction was obtained through secured borrowings of $9.0 million from a commercial lender and the sale of convertible notes and warrants to St. James Capital Partners, L.P. ("St. James") for $10.0 million.

     The domestic oil and gas industry has experienced a significant increase in drilling and workover activity since 1995 which has stimulated the demand for oil and gas well services, including the services offered by the Company. This increased activity has been the result of a combination of improved oil and gas prices and advances in technology. The technological advances in 3-D seismic and directional drilling in particular have had an impact.

     Through its recent acquisition of Diamondback and the completion of the Phoenix Acquisition, the Company has expanded its activities to include directional drilling as well as providing downhole steering tools. Directional drilling entails entering a producing zone directionally, using specialized drilling equipment, which expands the area of interface with hydrocarbons and thereby greatly enhancing recoverability. The Company engages in directional drilling activities as well as providing steering services to other drilling contractors which do not have "in house" steering tools. The Phoenix Acquisition also includes the multi-shot downhole well services survey division, which provides survey services to the oil and gas industry.

     In February 1996, the Company began to assemble and install wireline service equipment on motor vehicles. During the year ended December 31, 1997, the Company completed four new and seven remanufactured vehicles and its current plans call for the Company to continue its production at the rate of two vehicles per month through the remainder of 1998. To date, except for one vehicle to be delivered in 1998, all of the vehicles produced have been used by the Company in its operations. The Company may in the future produce and sell additional vehicles to others. The Company is equipping all new cased hole wireline trucks with a state-of-the-art computer system.

     The Company was incorporated under the laws of the State of Delaware in 1987 under the name Teletek, Ltd. and in June 1989 Teletek, Ltd. merged with a predecessor of the Company incorporated under the laws of the State of Alabama and concurrently changed its name to Black Warrior Wireline Corp. The Company and its predecessors have been engaged in providing wireline and other oil and gas well support services since 1984.

                                  RISK FACTORS

     In addition to the other information set forth elsewhere in this Prospectus, the following factors relating to the Company should be considered by prospective investors when evaluating an investment in the securities offered hereby.

     Substantial Indebtedness. At March 31, 1998, the Company's total indebtedness, including current maturities, was approximately $33.6 million. In addition the Company has an available borrowing ability of an additional $10.0 million, substantially all of which is expected to be borrowed during the current year. The Company expects that if it acquires additional oil and gas well service companies that it may incur additional indebtedness. The Company's level of indebtedness may pose substantial risks to the Company and the holders of its securities, including the possibility that the Company may not be able to refinance such indebtedness or generate sufficient cash flow to pay the principal of and interest on the indebtedness when due. During the years ending December 31, 1998 and December 31, 1999, reflecting the indebtedness incurred through March 31, 1998 the Company is obligated to repay approximately $2.2 million and $8.3 million, respectively, principal amount of such indebtedness, plus interest payments. The Company anticipates that such indebtedness will be repaid out of the public or private sale of its debt or equity securities as well as from its cash flow from operations. There can be no assurance that the Company will be able to consummate a public or private sale of debt or equity securities or otherwise be successful in refinancing this indebtedness or that the terms of any such sale of securities or refinancing may not dilute the interests of the Company's stockholders.

     Restrictions Imposed by Lenders; Secured Borrowing. The Company has outstanding indebtedness aggregating approximately $19.0 million under a Loan and Security Agreement (the "Loan Agreement") with Fleet Capital Corporation ("Fleet") dated March 16, 1998. The instruments governing the Company's indebtedness to Fleet impose significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or economy in general, or otherwise conduct necessary corporate activities. A failure by the Company to comply with these restrictions could lead to a default under the terms of such indebtedness. In the event of default, Fleet could elect to declare all of the funds borrowed pursuant thereto to be due and payable together with accrued and unpaid interest. In such event, there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. If the Company were unable to repay all amounts declared due and payable under the Loan Agreement, Fleet could proceed against the collateral granted to satisfy the indebtedness and other obligations due and payable. If the indebtedness owing to Fleet were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the Company's other liabilities. Under such circumstances, the holders of the Company's Common Stock may realize little or nothing on their investment in the Company. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to the Company. In addition, the Company's indebtedness under the Loan Agreement is secured by substantially all of the assets of the Company. The pledge of such collateral to existing lenders could impair the Company's ability to obtain favorable financing from other sources.

     Availability of Trained Personnel. The operation of the wireline, directional drilling and other oil and gas well service equipment utilized by the Company requires the services of employees having the technical training and experience necessary to obtain the proper reports and operational results. Currently, such personnel are in considerable demand. The number of employees of the Company has increased from 197 at December 31, 1996 to approximately 280 as of March 31, 1998, and the Company expects that its number of employees may increase further to support its anticipated level of operations. The Company's operations are to a considerable extent dependent upon the continuing availability of personnel with the necessary level of training and experience to adequately operate its equipment. The Company has historically experienced a high rate of employee turnover. In the event the Company should suffer any material loss of personnel to competitors or be unable to employ additional or replacement personnel with the requisite level of training and experience to adequately operate its equipment its operations could be adversely affected. While the Company believes that its wage rates are competitive and that its relationship with its workforce is good, a significant increase in the wages paid by other employers could result in a reduction in the Company's workforce, increases in wage rates, or both. If either of these events occurred for a significant period of time, the Company's revenues could be impaired.

     Dependence on Volatile Oil and Gas Industry. Demand and prices for the Company's services depend upon the level of activity in the oil and gas exploration and production industry in those areas of the United States where the Company offers its services. This activity depends upon numerous factors over which the Company has no control, including the level of oil and gas prices, expectations about future oil and gas prices, the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the cost of exploring for, producing and delivering oil and gas, the level and price of foreign imports of oil and natural gas, the discovery rate of new oil and gas reserves, available pipeline and other oil and gas transportation capacity, worldwide weather conditions, international political, military, regulatory and economic conditions and the ability of oil and gas companies to raise capital. Recently, oil prices have decreased primarily as a result of, among other things, decreased international demand and economic uncertainty in the Far East. Domestic exploration activity also has been particularly affected by an increase in the exploration and demand for gas. The level of drilling activity in the onshore oil and gas exploration and production industry in the United States has been volatile and no assurance can be given that current levels of oil and gas exploration activities in the areas where the Company offers its services will continue or that demand for the Company's services will correspond to the level of activity in the industry generally. Further, any material changes in the demand for or supply of natural gas could materially impact the demand for the Company's services. Prices for oil and gas are expected to continue to be volatile and to affect the demand for and pricing of the Company's services. A material decline in oil or gas prices or industry activity in the United States could have a material adverse effect on the Company's results of operations and financial condition.

     Market Conditions Affecting Demand for the Company's Services. The oil and gas well service industry has been recently characterized by an increased level of demand for wireline, directional drilling, recompletion and other oil and gas well services and a limited supply of equipment available to perform these services in a timely manner. The industry has been characterized by substantial fluctuations in the demand for such services and the supply of equipment. There can be no assurance that this increased level of demand for services will continue. Recent declines in prices for oil and gas can be expected to impact the Company's revenues. The Company's revenues in the future also can be expected to be impacted to a material extent not only by the demand throughout the industry but the supply of oil and gas well service equipment available to operators to perform these services. The Company's revenues could be adversely affected by a substantial increase in the equipment available to other providers of oil and gas well services to perform these services.

     Dependence on Major Customers. Historically, a large portion of the Company's revenues has been generated from a relatively small number of companies. While the Company believes its relationship with its customers is good, the loss of any of its principal customers, or a significant reduction in business done with the Company by these customers, if not offset by revenues from new or existing customers, could have a material adverse effect on the Company's business, results of operations and prospects.

     Substantial Control by Principal  Investor.  As of May 31, 1998, St. James,
including its affiliates and limited partners, held promissory notes of the Company convertible into an aggregate of 3,294,209 shares of Common Stock and held warrants to purchase an additional 3,391,000 shares of Common Stock. Upon conversion of the notes and exercise of the warrants, St. James would hold an aggregate of 6,685,209 shares representing approximately 69% of the Company's shares of Common Stock then outstanding. In addition, St. James has certain additional contractual rights which, among other things, give to St. James the right to nominate one person for election to the Company's Board of Directors, certain preferential rights to provide future financings for the Company, subject to certain exceptions, prohibitions against the Company consolidating, merging or entering into a share exchange with another person, with certain exceptions, without the consent of St. James. St. James has agreed to convert an aggregate of $4.9 million principal amount of its notes into an aggregate of 1,353,257 shares of Common Stock (approximately 31% of the shares then issued and outstanding) at such time as the Company files a registration statement under the Securities Act of 1933, as amended, relating to the shares of Common Stock issuable on conversion and exercise of all the notes and warrants held by St. James, and such registration statement is declared effective. The foregoing give St. James the ability to exert significant influence over the business and affairs of the Company. The interests of St. James may not always be the same as the interests of the Company's other securityholders.

     Under the terms of the Company's Loan Agreement with Fleet, in the event that St. James ceases to own and control beneficially and of record (a) at least 55% of each class of issued and outstanding capital stock of the Company (on a fully diluted basis) prior to a secondary public offering of stock or other securities acceptable to Fleet, or (b) pursuant to a secondary public offering of capital stock (or other securities acceptable to Fleet), at least 30% of each class of issued and outstanding capital stock of the Company (on a fully diluted basis), the Company will be in breach of a covenant in the Loan Agreement. In order to remain in compliance with the foregoing covenant, prior to a secondary public offering of stock or other securities acceptable to Fleet, St. James must continue to own and control not less than 2,388,932 shares of Common Stock, on the basis of the number of shares of Common Stock and options, warrants and convertible securities outstanding on March 31, 1998. Under such circumstances, if St. James no longer owned and controlled beneficially that number of shares, at the option of Fleet, the indebtedness outstanding under the Loan Agreement would become immediately due and payable. See "Risk Factors - Substantial Indebtedness" and "- Restrictions Imposed by Lenders."

     Acquisition Activity Dependent Upon Availability of Capital. Since November 1996, the Company's growth has been substantially impacted by the acquisition of other oil and gas well service businesses. The Company intends to continue to seek to expand its business through further acquisitions. In order to complete additional acquisitions, the Company will need to have available to it on acceptable terms the capital necessary to meet the purchase price for any businesses acquired. Financing obtained to date has included borrowings secured by substantially all of the Company's assets. Additionally, the Company's acquisition activity will be substantially dependent upon stock market conditions in general as well as the price for its common equity being such as to enable its securities to be used in completing such transactions. In the event the Company should be unable to raise additional capital or stock market or other economic conditions become unfavorable, the Company may be unable to pursue its business strategy of acquiring additional companies in the oil and gas well service industry.

     Availability and Assimilation of Acquisitions. The Company's growth has been enhanced materially by strategic acquisitions that have substantially increased the Company's operating activities and revenues. While the Company believes that the oil and gas wireline service and drilling industry is highly fragmented and that significant acquisition opportunities are available, there can be no assurances that suitable acquisition candidates can be found, and the Company faces increased competition from other companies for available acquisition opportunities. If the prices paid by other buyers for the available acquisition opportunities continue to rise, the Company may find fewer acceptable acquisition opportunities. The Company may elect or be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with such acquisitions. Additional debt service requirements could represent a significant burden on the Company's results of operations and financial condition, and the issuance of additional equity or convertible securities could result in dilution to stockholders. In addition, there can be no assurance that the Company will successfully integrate the operations and assets of its recent or any future acquisition with its own, that the Company's management will be able to manage effectively the growth and increased size of the Company or that the Company will be successful in deploying wireline service and other equipment acquired by it or in maintaining the crews and market share attributable to wireline service and other equipment acquired by the Company. Any failure by the Company to successfully effect and implement its acquisition strategy could have a material adverse effect on the Company's future results of operations and financial condition.

     Competition. The wireline, directional drilling, workover and well servicing industry is a highly-fragmented, intensely competitive and cyclical business. A number of large and small contractors provide competition in all areas of the Company's business. The wireline service trucks and other equipment used is mobile and can be moved from one region to another in response to increased demand. Many of the Company's competitors have greater financial resources than the Company, which may enable them to better withstand industry downturns, to compete more effectively on the basis of price, and to acquire existing or new equipment.

     Labor Shortages. Increases in domestic drilling demand since mid-1995 and increases in oil and gas service activities have resulted in a shortage in many areas of qualified personnel in the industry. These shortages make it more difficult for the Company and other contractors to utilize available equipment and to retain crews. If the Company is unable to attract and retain sufficient qualified personnel, its ability to market and operate its equipment will be restricted, which could have a material adverse effect on the Company's results of operations. Further, wage rates of qualified crews have begun to rise in the oil and gas service industry in response to the increasing competition, which could ultimately have the effect of reducing the Company's operating margins and results of operations.

     Operating Hazards and Uninsured Risks. The Company's oil and gas well service operations are subject to the many hazards inherent in the oil and gas drilling and production industry. These hazards can result in personal injury and loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage and suspension of operations. The Company maintains insurance protection as it deems appropriate. Such insurance coverage, however, may not in all situations provide sufficient funds to protect the Company from all liabilities that could result from its operations.

     Environmental Risks. The Company is subject to numerous domestic governmental regulations that relate directly or indirectly to its operations, including certain regulations controlling the discharge of materials into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose "strict liability" and render a company liable for environmental damage without regard to negligence or fault on the part of such company. Such laws and regulations may expose the Company to liability for the conduct of, or conditions caused by, others, or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on the Company.

     Seasonality and Weather Risks. The Company's operations in the Rocky Mountain area and certain other of its service areas are subject to seasonal variations in weather conditions and daylight hours. Since the Company's activities take place outdoors, the average number of hours worked per day, and therefore the number of wells serviced per day, generally is less in winter months than in summer months, due to an increase in snow, rain, fog and cold conditions and a decrease in daylight hours. Furthermore, demand for the Company's wireline services by oil and gas companies in the first quarter is generally lower than at other times of the year. As a result, the Company's revenue and gross profit during the first quarter of each year are typically low as compared to the other quarters.

     Dependence on Key Personnel. The Company's success depends on, among other things, the continued active participation of William L. Jenkins, President, Allen R. Neel, Executive Vice-President, Danny Ray Thronton, Vice-President, Operations, and certain of the Company's other officers and key operating personnel. The loss of the services of any one of these persons could have a material adverse effect on the Company. The Company has entered into employment agreements with each of its executive officers, including Messrs. Jenkins (through September 1999) and Thornton and Neel (through April 1, 2000), and has purchased "key-man" life insurance with respect to Mr. Jenkins.

     Absence  of  Dividends.  The  Company  has not  declared  or paid  any cash dividends on the Common Stock and currently anticipates that, for the foreseeable future, any earnings will be retained for the development of the Company's business. Accordingly, no cash dividends are contemplated to be declared or paid on the Common Stock. In addition, the Company's existing loan agreements prohibit the payment of cash dividends. See "Price Range of Common Stock; Dividend Policy."

                    CAUTIONARY STATEMENT FOR PURPOSES OF THE
                           "SAFE HARBOR" PROVISIONS OF
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     With the exception of historical matters, the matters discussed in this Prospectus are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements under the heading "Risk Factors - Substantial Indebtedness," "-Restrictions Imposed by Lenders; Secured Borrowing," "- Availability of Trained Personnel," "- Dependence on Major Customers," "- Dependence on Volatile Oil and Gas Industry," "- Market Conditions Affecting Demand for the Company's Services," "- Acquisition Activity Dependent Upon Availability of Capital," "- Availability and Assimilation of Acquisitions," "- Labor Shortages," "- Operating Hazards and Uninsured Risks," "- Environmental Risks," and "- Seasonality and Weather Risks." Such forward-looking statements relate to the Company's ability to attain and maintain profitability and cash flow, the stability of and future prices for oil and gas, pricing in the oil and gas services industry and the ability of the Company to compete in the premium services market, the ability of the Company to expand through acquisitions and to redeploy its equipment among regional operations, the ability of the Company to upgrade, modernize and expand its equipment, including its wireline fleet, the ability of the Company to expand its tubing conveyed perforating services, the ability of the Company to provide services using the newly acquired state of the art tooling, and the ability of the Company to raise additional capital to meet its requirements and to obtain additional financing, its ability to successfully implement its business strategy, and its ability to maintain compliance with the covenants of its various loan documents and other agreements pursuant to which securities have been issued. Declines in the market prices for oil and gas may have an adverse impact on the Company's revenues for the year ended December 31, 1998. The inability of the Company to meet its objectives or the consequences on the Company from adverse developments in general economic conditions, adversed developments in the oil and gas industry, and other factors could have a material adverse effect on the Company. The Company cautions readers that various risk factors referred to herein could cause the Company's operating results to differ materially from those expressed in any forward-looking statements made by the Company and could adversely affect the Company's financial condition and its ability to pursue its business strategy.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and the capitalization of the Company (i) at March 31, 1998 and (ii) as adjusted on a pro forma basis to reflect pursuant to its agreement with the Company the conversion by St. James of $4,900,000 of outstanding indebtedness into an aggregate of 1,353,258 as if such conversion took place on March 31, 1998. This information should be read in conjunction with the financial statements of the Company incorporated herein by reference. Dollar amounts in the table are in thousands.

                                                                  AS OF MARCH 31, 1998
                                     -------------------------------------------------------------------------------
                                            THE COMPANY                                           PRO FORMA
                                          HISTORICAL (1)          DEBT CONVERSION (2)          AS ADJUSTED (3)
                                     -------------------------- ------------------------- --------------------------
Cash and equivalents                          $1,948                                              $1,948
                                     ========================== ========================= ==========================
Total debt, including current
   portion (4):
      Notes payable to related parties       $18,071                   $(4,900)                  $13,171
      Long-term debt and capital
         lease obligations                    15,129                                              15,129
      Mortgage notes payable,
         related parties                         380                                                 380
      Other debt                                 194                                                 194
                                     -------------------------- ------------------------- --------------------------
      TOTAL DEBT                              33,774                    (4,900)                   28,874
                                     -------------------------- ------------------------- --------------------------
Stockholders' equity:
      Preferred  Stock,   $0.0005  par
         value,    2,500,0009   shares
         authorized, -0- shares issued
         and outstanding
      Common Stock, $0.0005 par value,
         12,500,000 shares authorized,
         2,990,254    and    4,343,512
         shares issued and outstanding
         at  March  31,   1998  on  an
         historical  and pro  forma as
         adjusted basis, respectively              2                                                   2
      Additional paid-in capital              11,160                     4,900                    16,060
      Accumulated deficit                     (1,695)                                             (1,695)
      Treasury stock, at cost,
         814,626 shares                         (583)                                               (583)
                                     -------------------------- ------------------------- --------------------------
      TOTAL STOCKHOLDERS' EQUITY               8,884                     4,900                    13,784
                                     -------------------------- ------------------------- --------------------------
      TOTAL CAPITALIZATION                   $42,658                                             $42,658
                                     ========================== ========================= ==========================

----------
(1) Reflects the Company's cash and cash equivalents, total debt, total stockholders' equity and total capitalization at March 31, 1998.

(2) Assumes conversion by St. James of $4,900 of indebtedness into 1,353,258 shares of Common Stock as more fully described in "Certain Transactions."

(3) This table does not reflect the effects on the Company's capitalization that would result from the exercise of all outstanding warrants and the conversion of all outstanding convertible debt.

(4)  Includes the current portions of long-term debt.

                  PRICE RANGE OF COMMON STOCK; DIVIDEND POLICY

     The Company's Common Stock is quoted in the OTC Bulletin Board under the trading symbol BWWL. The following table sets forth the bid prices for the Company's Common Stock for the periods indicated as provided by the OTC Bulletin
Board:

                                                                      BID PRICES
                                                       --------------------------------------------
                             1996                           HIGH                      LOW
---------------------------------------------------------------------------------------------------
              First Quarter                                $6.50                     $2.00
              Second Quarter                               $6.50                     $4.00
              Third Quarter                                $6.50                     $1.06
              Fourth Quarter                               $4.55                     $1.75


                                                                      BID PRICES
                                                       --------------------------------------------
                             1997                           HIGH                      LOW
---------------------------------------------------------------------------------------------------

              First Quarter                                $4.44                     $2.75
              Second Quarter                               $4.19                     $2.56
              Third Quarter                                $6.81                     $3.13
              Fourth Quarter                               $9.63                     $6.00


                                                                      BID PRICES
                                                       --------------------------------------------
                             1998                           HIGH                      LOW
---------------------------------------------------------------------------------------------------
              First Quarter                                $8.00                     $5.88
              Second Quarter                               $8.00                     $6.28
                 (through June 2)

     The foregoing amounts represent inter-dealer quotations without adjustment for retail markups, markdowns or commissions, and do not represent the prices of actual transactions. On June 2, 1998, the closing bid quotation for the Common Stock, as reported by the OTC Bulletin Board, was $6.281.

     As of March 31, 1998, the Company had approximately 345 shareholders of record and believes it has in excess of 500 beneficial holders of its Common Stock, including in excess of 350 holding 100 shares or more. The Company has never paid a cash dividend on its Common Stock and management has no present intention of commencing to pay dividends.

                                 USE OF PROCEEDS

     This Prospectus relates solely to the securities being offered and sold for the account of the Selling Securityholders. The Company will not receive any of the proceeds from the sale of the securities being offered by the Selling Securityholders but will pay all expenses related to the registration of the securities. The proceeds, if any, received from the exercise of any Warrants included among the Securities will be used for general corporate purposes. If all the Warrants were exercised at their current exercise prices, the Company would receive proceeds of approximately $16,782,708. There can be no assurance that any of such Warrants will be exercised. See "Selling Securityholders."

                             SELLING SECURITYHOLDERS

     The following table sets forth the aggregate numbers of securities beneficially owned by each Selling Securityholder as of May 31, 1998 and the aggregate number of securities registered hereby that each Selling Securityholder may offer and sell pursuant to this Prospectus. Because the Selling Securityholders may sell all or a portion of the securities at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Securityholder may retain upon the completion of the Offering. See "Certain Transactions" for information as to certain material relationships between certain of the Selling Securityholders and the Company. The shares of Common Stock have been included in this Prospectus pursuant to contractual rights granted to the Selling Securityholders to have their shares of Common Stock registered under the Securities Act, which contractual rights contain, with respect to certain of the Selling Securityholders, mutual indemnification provisions.

                                                                                          TOTAL NUMBER OF SHARES
                                                               COMMON STOCK                  OF COMMON STOCK
                                                            BENEFICIALLY OWNED             OFFERED FOR SELLING
          NAME OF SELLING SECURITYHOLDER                  PRIOR TO THIS OFFERING         SECURITYHOLDERS' ACCOUNT
----------------------------------------------------   -----------------------------   -----------------------------
St. James Capital Partners, L.P.                               1,447,072 (1)                     1,447,072 (1)
SJMB, L.P.                                                     1,662,423 (2)                     1,662,423 (2)
Falcon Seaboard
   Investment Company, L.P.                                      184,714 (2)                       184,714 (2)
St. James Capital Corp.                                          168,999 (3)                       168,999 (3)
SV Capital Partners, L.P.                                        192,422 (3)                       192,422 (3)
Charles E. Underbrink                                             57,348 (3)                        57,348 (3)
Charles E. Underbrink Irrevocable Trust                           10,000 (3)                        10,000 (3)
   Dated October 10, 1992 FBO
   Piper Aurora Rosales Underbrink
Guadalupe Funding Company                                         50,512 (3)                        50,512 (3)
Thomas M. Vertin                                                  34,997 (3)                        34,997 (3)
Dennis J. LaValle                                                 28,864 (3)                        28,864 (3)
Ronald E. Clark                                                   14,432 (3)                        14,432 (3)
Equity Resource Group of Indian River                             24,052 (3)                        24,052 (3)
   County, Inc.
Blake T. Liedtke                                                  24,052 (3)                        24,052 (3)
Harry H. Cullen                                                   12,026 (3)                        12,026 (3)
George V. Burkholder                                               6,013 (3)                         6,013 (3)
1959 Trust for Robert Tilly Arnold                                 4,810 (3)                         4,810 (3)
Isaac Arnold, Jr.                                                  4,810 (3)                         4,810 (3)
Pinkye Lou Blair Estate Trust                                      2,405 (3)                         2,405 (3)
The Lillie C. Cullen Estate Trust for                              2,405 (3)                         2,405 (3)
   Isaac Arnold, Jr.
The Hugh Roy Cullen Estate Trust for                               2,405 (3)                         2,405 (3)
   Isaac Arnold, Jr.
Todd M. Binet                                                      2,405 (3)                         2,405 (3)

                                                                                          TOTAL NUMBER OF SHARES
                                                               COMMON STOCK                  OF COMMON STOCK
                                                            BENEFICIALLY OWNED             OFFERED FOR SELLING
          NAME OF SELLING SECURITYHOLDER                  PRIOR TO THIS OFFERING         SECURITYHOLDERS' ACCOUNT
----------------------------------------------------   -----------------------------   -----------------------------
James W. Hanson                                                    2,405 (3)                         2,405 (3)
E. Scott Crist                                                       962 (3)                           962 (3)
Titus H. Harris, Jr.                                               2,405 (3)                         2,405 (3)
Alan D. Feinsilver                                                24,052 (3)                        24,052 (3)
Michael J. Reilly                                                  1,203 (3)                         1,203 (3)
James G. Reilly                                                    4,810 (3)                         4,810 (3)
The Douglas B. Marshall Management Trust                           9,622 (3)                         9,622 (3)
The Robert J. Barnhart Revocable Trust                             9,622 (3)                         9,622 (3)
Arnold Corporation                                                12,026 (3)                        12,026 (3)
Antar & Co.                                                       31,268 (3)                        31,268 (3)
David Ball Trust, UTD 12/16/88                                     3,607 (3)                         3,607 (3)
James A. Belushi as TTEE of                                        4,810 (3)                         4,810 (3)
   J.A. Belushi Declaration of Trust
   U/A/D 12/21/90
John Bramsen                                                      24,052 (3)                        24,052 (3)
Katherine H. Buchanan                                              2,406 (3)                         2,406 (3)
Woodrow Chamberlain                                               14,432 (3)                        14,432 (3)
Cole Family Trust                                                  1,203 (3)                         1,203 (3)
James M. Connelly                                                  1,203 (3)                         1,203 (3)
David J. Doerge Trust                                              4,810 (3)                         4,810 (3)
Mark D. Dorian                                                     4,810 (3)                         4,810 (3)
Shanna M. Foster Trust                                             1,203 (3)                         1,203 (3)
Victoria M. Foster Trust                                           1,203 (3)                         1,203 (3)
Diane & Edward Gerch                                               1,203 (3)                         1,203 (3)
Lakeside Capital, LLC                                             24,052 (3)                        24,052 (3)
Ronald J. Judy                                                    96,211 (3)                        96,211 (3)
Russell E. Leatherby, Tee R and S Leatherby                        2,406 (3)                         2,406 (3)
   Living Trust
Mary Pat Lucas, IRA                                                1,203 (3)                         1,203 (3)
R. & J. Lucas Living Trust                                        19,242 (3)                        19,242 (3)
Robert Kent Lucas, IRA                                             1,203 (3)                         1,203 (3)
D. Michael Meyer                                                   4,810 (3)                         4,810 (3)
Mark S. Mooschekian                                                2,886 (3)                         2,886 (3)
Ted Mooschekian Family Trust                                       2,406 (3)                         2,406 (3)
Neff Family Trust                                                  9,622 (3)                         9,622 (3)
Mesirow Financial Inc. Cust. FBO:                                  4,810 (3)                         4,810 (3)
   Thomas Phillipsborn IRA
Marcie K. Steffes Pfingsten                                        1,443 (3)                         1,443 (3)
Michael J. and Gloria G. Plautz                                    2,406 (3)                         2,406 (3)
Charles Reeder                                                     4,810 (3)                         4,810 (3)
Gregory A. Reid                                                    1,443 (3)                         1,443 (3)
Evan Davis Ritchie                                                 1,203 (3)                         1,203 (3)

                                                                                          TOTAL NUMBER OF SHARES
                                                               COMMON STOCK                  OF COMMON STOCK
                                                            BENEFICIALLY OWNED             OFFERED FOR SELLING
          NAME OF SELLING SECURITYHOLDER                  PRIOR TO THIS OFFERING         SECURITYHOLDERS' ACCOUNT
----------------------------------------------------   -----------------------------   -----------------------------
S.B. Partners                                                     48,106 (3)                        48,106 (3)
Lenore M. Schmick Trust                                           38,484 (3)                        38,484 (3)
James A. Shepherdson                                               1,203 (3)                         1,203 (3)
Mary M. Sievers                                                    4,810 (3)                         4,810 (3)
Avery J. Stone Trust                                               9,622 (3)                         9,622 (3)
Jessica M. Swift and Douglas B. Nelson                            14,432 (3)                        14,432 (3)
Shepard C. Swift Trust                                            19,242 (3)                        19,242 (3)
Tarrson Foundation                                                 7,215 (3)                         7,215 (3)
E.B. Tarrson                                                      48,106 (3)                        48,106 (3)
E.B. Tarrson CRAT(1)                                              14,432 (3)                        14,432 (3)
E.B. Tarrson CRAT(3)                                              14,432 (3)                        14,432 (3)
Ronald E. Tarrson                                                 48,106 (3)                        48,106 (3)
Steven Tarrson Trust                                               4,818 (3)                         4,818 (3)
Gregory M. Tomlinson                                               1,203 (3)                         1,203 (3)
Roderick S. Walker                                                 2,406 (3)                         2,406 (3)
Thomas L. Whitney                                                  4,818 (3)                         4,818 (3)
Stephen P. Vertin                                                  1,924 (3)                         1,924 (3)
D & C Zellner Revocable Trust DTD 6/25/87                         12,026 (3)                        12,026 (3)
Arnold Corporation                                               100,000                           100,000
Barbara C. Bailey                                                  2,000                             2,000
Lee C. Blask                                                       2,000                             2,000
Darrell Blandford                                                  5,000                             5,000
Kelly D. Bolin                                                     2,000                             2,000
William M. Bouyer                                                  2,000                             2,000
Michael R. Burns                                                   5,000                             5,000
Holden W. Burrow                                                   2,500                             2,500
Chifam, Ltd.                                                       5,000                             5,000
Jerald S. Cobbs                                                    3,000                             3,000
Tracey D. Conwell                                                 20,000                            20,000
Mary H. Cooper                                                     4,000                             4,000
James C. Dale                                                      2,000                             2,000
Richard H. Davis                                                   4,000                             4,000
Phillip V. Duggan                                                  2,000                             2,000
Robert D. Duncan                                                   5,000                             5,000
Anthony V. Fabbie                                                  1,000                             1,000
Brad Farr                                                          1,500                             1,500
Roy J. Farr                                                        1,000                             1,000
George R. Farris                                                   4,000                             4,000
W. Scott Fourtney                                                  1,000                             1,000
G.G. Moore III Limited Family Partnership                          4,000                             4,000
Sheldon C. Garrett                                                 4,000                             4,000

                                                                                          TOTAL NUMBER OF SHARES
                                                               COMMON STOCK                  OF COMMON STOCK
                                                            BENEFICIALLY OWNED             OFFERED FOR SELLING
          NAME OF SELLING SECURITYHOLDER                  PRIOR TO THIS OFFERING         SECURITYHOLDERS' ACCOUNT
----------------------------------------------------   -----------------------------   -----------------------------
Cowen & Co. Custodian FBO                                          5,000                             5,000
   Robert Garrison IRA
Robert Garrison                                                   45,000                            45,000
Bobby Small & Mark Nelson Trustees                                12,000                            12,000
   Gemini Plumbing Trust
Gary Gerhart                                                       4,000                             4,000
Giannukos Family Trust                                            10,000                            10,000
Cowen & Co. Custodian FBO                                          4,500                             4,500
   James N. Giannukos
John & Lesli Giannukos                                             4,000                             4,000
Lesli Laneri Giannukos                                             1,000                             1,000
Cowen & Co. Custodian FBO                                         12,000                            12,000
   Victoria P. Giannukos IRA
Marymargaret Giglio                                                5,000                             5,000
Cowen & Co. Custodian FBO                                          6,000                             6,000
   Diane D. Goodwin IRA
Roger Goodwin                                                     10,000                            10,000
Katherin F. Grabill                                                1,000                             1,000
William James Graber                                               1,500                             1,500
James Michael Haggar                                               4,500                             4,500
Marc Haggar                                                        3,000                             3,000
Sue M. Harris                                                     15,000                            15,000
Titus H. Harris, Jr.                                              12,500                            12,500
Jeff T. Harvey                                                     1,000                             1,000
Cowen & Co. Custodian FBO                                          1,000                             1,000
   Jeff T. Harvey IRA
James M. Henderson                                                 7,000                             7,000
J. Webb Jennings III                                               1,000                             1,000
KDM I Properties, Ltd., Inc.                                       5,000                             5,000
Michael M. Kelley                                                 10,000                            10,000
David Kelly & Linda Kelly                                         10,000                            10,000
Cowen & Co. Custodian FBO                                          2,000                             2,000
   Stuart R. Kensinger IRA
Cowen & Co. Custodian FBO                                          1,000                             1,000
   Brit W. King IRA
Cowen & Co. Custodian FBO                                          1,000                             1,000
   Nanette F. King IRA
Neil Lande                                                         7,200                             7,200
Neil Lande Custodian for Carol Lande                               2,700                             2,700
Neil Lande Custodian for Lynne Lande                               2,700                             2,700
Neil Lande Custodian for Sara Lande                                2,700                             2,700
Neil Lande Custodian for Stephen Lande                             2,700                             2,700

                                                                                          TOTAL NUMBER OF SHARES
                                                               COMMON STOCK                  OF COMMON STOCK
                                                            BENEFICIALLY OWNED             OFFERED FOR SELLING
          NAME OF SELLING SECURITYHOLDER                  PRIOR TO THIS OFFERING         SECURITYHOLDERS' ACCOUNT
----------------------------------------------------   -----------------------------   -----------------------------
Judith P. Latta                                                    5,000                             5,000
Doug C. Launius                                                   15,000                            15,000
William D. Lowrey                                                  2,000                             2,000
Paul Michael Mann                                                  5,000                             5,000
Whitney C. Mann                                                    2,000                             2,000
A. Nelson McCarter                                                 8,000                             8,000
Theron C. McLaren                                                  4,000                             4,000
Pat McPhearson                                                     3,000                             3,000
Meridian Fund, Ltd.                                               20,000                            20,000
Cowen & Co. Custodian FBO                                          1,000                             1,000
   Don K. Milner, Jr. SEP IRA
David W. Moore                                                     3,000                             3,000
Mary Lee Moore                                                     3,000                             3,000
Cowen & Co. Custodian FBO                                          1,000                             1,000
   Jerry Moren SEP IRA
Ewell H. Muse III                                                  4,000                             4,000
Mark Nelson                                                        3,500                             3,500
Carla H. Northington                                              10,000                            10,000
McCann H. Northington                                              3,000                             3,000
Mona Gay Northington                                               3,000                             3,000
Thomas P. Northington                                             10,000                            10,000
Gerald Opatrny                                                     1,000                             1,000
Peka, Ltd.                                                        10,000                            10,000
Pinkye Lou Blair Estate Trust                                      8,000                             8,000
Danny D. Pounds                                                   10,000                            10,000
Michael H. Richmond                                                6,000                             6,000
Cowen & Co. Custodian FBO                                          4,000                             4,000
   Louis Rosen IRA
George Santikos                                                    1,000                             1,000
Paula L. Santoski                                                 10,000                            10,000
Robert J. Santoski                                                10,000                            10,000
Michael Schelbert                                                  1,000                             1,000
Lester H. Soresby, Jr.                                             1,000                             1,000
Donald K. Springer                                                 4,000                             4,000
Michael H. Tyson                                                   2,000                             2,000
John Urbanik                                                       1,000                             1,000
Kase Velasco                                                       1,000                             1,000
Nathan D. Webb III                                                 1,000                             1,000
Cowen & Co. Custodian FBO                                          4,000                             4,000
   Richard C. Webb IRA
Robert J. Wilson                                                   5,000                             5,000
Shirley C. Wozencraft Goodwin                                      5,500                             5,500

                                                                                          TOTAL NUMBER OF SHARES
                                                               COMMON STOCK                  OF COMMON STOCK
                                                            BENEFICIALLY OWNED             OFFERED FOR SELLING
          NAME OF SELLING SECURITYHOLDER                  PRIOR TO THIS OFFERING         SECURITYHOLDERS' ACCOUNT
----------------------------------------------------   -----------------------------   -----------------------------
Farrile Young III                                                  2,000                             2,000
Bill J. Zaleski                                                    5,000                             5,000
Matthew Zaleski & Piper H. Zaleski                                 2,000                             2,000
Scott M. Zaleski                                                   1,000                             1,000
Bendover Corp.                                                   647,569                           647,569
Douglas Nelson and Jessica Swift                                  27,273                            27,273
Peter Huizenga                                                    54,545                            54,545
PAL Investments, LLC                                              27,273                            27,273
Woody Chamberlain                                                  9,091                             9,091
Thomas Whitney                                                     9,091                             9,091
Douglas Heltne                                                    40,000                            40,000
Joseph Fant                                                        9,091                             9,091
Selma Seider                                                       1,500 (4)                         1,500 (4)
Mark Flanders                                                        750 (4)                           750 (4)
Roger Loeb                                                           750 (4)                           750 (4)
Delaware Trust                                                     3,750 (4)                         3,750 (4)
Robert Runyon                                                      1,500 (4)                         1,500 (4)
Helen Margulies                                                    1,500 (4)                         1,500 (4)
B. and E. Deeds                                                    7,500 (4)                         7,500 (4)
Rebecca Plevinsky                                                  1,500 (4)                         1,500 (4)
Cary Fishman                                                         750 (4)                           750 (4)
Lena Giordano                                                        750 (4)                           750 (4)
Jane Prall                                                           750 (4)                           750 (4)
Martha Heyman                                                      2,250 (4)                         2,250 (4)
Henry Klein                                                        1,500 (4)                         1,500 (4)
Rebecca Goldman                                                    1,500 (4)                         1,500 (4)
Lorin Silverman                                                   15,000 (4)                        15,000 (4)
Stewart Cahn                                                      37,500 (4)                        37,500 (4)
Henry Hoffman                                                     67,500 (4)                        67,500 (4)
Morgan Devin Everett & Co., Ltd.                                  39,375 (4)                        39,375 (4)
International Trust Company of Bermuda, Ltd.                      39,375 (4)                        39,375 (4)
Mansfield Soderberg & Co., Ltd.                                   39,375 (4)                        39,375 (4)
Pangaea Investment Consultants, Ltd.                              39,375 (4)                        39,375 (4)
Robert Weston                                                      7,500 (3)                         7,500 (3)
T. Marshall Swartwood                                             40,000 (5)                        40,000 (5)
Swartwood, Hesse Inc.                                             40,000 (5)                        40,000 (5)
SJMB, L.P                                                      1,800,000 (6)                     1,800,000 (6)
Falcon Seaboard                                                  200,000 (6)                       200,000 (6)
   Investment Company, L.P.

(1) Includes an aggregate of 1,447,072 shares issuable on conversion of $4.9 million of convertible notes held by St. James Capital Partners, L.P. and accrued interest thereon through May 31, 1998 aggregating $470,636. St. James Capital Partners has agreed to convert $4.9 million principal amount into 1,353,258 shares of Common Stock on the effective date of the registration statement of which this Prospectus is a part. Under the terms of the Company's Loan Agreement with Fleet, in the event that St. James ceases to own and control beneficially and of record (a) at least 55% of each class of issued and outstanding capital stock of the Company (on a fully diluted basis) prior to a secondary public offering of stock or other securities acceptable to Fleet, or (b) pursuant to a secondary public offering of capital stock (or other securities acceptable to Fleet), at least 30% of each class of issued and outstanding capital stock of the Company (on a fully diluted basis), the Company will be in breach of a covenant in the Loan Agreement. In order to remain in compliance with the foregoing covenant, prior to a secondary public offering of stock or other securities acceptable to Fleet, St. James must continue to own and control not less than 2,388,932 shares of Common Stock, on the basis of the number of shares of Common Stock and options, warrants and convertible securities outstanding on March 31, 1998. Under such circumstances, if St. James no longer owned and controlled beneficially that number of shares, at the option of Fleet, the indebtedness outstanding under the Loan Agreement would become immediately due and payable. See "Risk Factors - Substantial Indebtedness" and "- Restrictions Imposed by Lenders."

(2) Includes an aggregate of 1,662,423 shares issuable on conversion of $9.0 million of convertible notes held by SJMB, L.P., an affiliate of St. James Capital Partners, L.P. and accrued interest thereon through May 31, 1998 and 184,714 shares issuable on conversion of $1.0 million of convertible notes held by Falcon Seaboard Investment Company, L.P. and accrued interest thereon through May 31, 1998.

(3) Shares issuable on exercise of outstanding common stock purchase warrants originally issued in transactions with St. James entered into on June 6, 1997 and October 9, 1997 (the "St. James Warrants") of which an aggregate of 666,000 warrants are exercisable at $2.75 per share and 725,000 warrants are exercisable at $4.63 per share.

(4) Shares issuable on exercise of outstanding common stock purchase warrants exercisable at $2.00 per share.

(5) Shares issuable on exercise of outstanding options exercisable at $1.50 per share. Herein such options are referred to as the "$1.50 Options."

(6) Shares issuable on exercise of outstanding common stock purchase warrants at an exercise price of $5.50 per share.

                              CERTAIN TRANSACTIONS

     Commencing in June 1997 through March 31, 1998, the Company entered into a series of transactions with St. James whereby the Company sold to St. James on the following dates for an aggregate purchase price of $14.9 million, the following securities:

          DATE                           SECURITY                           PRINCIPAL AMOUNT
          ----                           --------                           ----------------
June 6, 1997                    9% Convertible Promissory Note              $2.0 million (1)
October 9, 1997                 7% Convertible Promissory Note              $2.9 million (2)
January 23, 1998                8% Convertible Promissory Note              $10.0 million(3)


               DATE                    NUMBER OF WARRANTS (4)            EXERCISE PRICE          EXPIRATION DATE
               ----                    ----------------------            --------------          ---------------
June 6, 1997                                   666,000                      $2.75(5)               June 5, 2002

October 9, 1997                                725,000                     $4.6327(5)            October 10, 2002

January 23,1998                               2,000,000                   $5.50(5) (6)           January 23, 2003


----------
(1) Convertible at a current exercise price of $2.75 per share, subject to anti-dilution adjustments, into an aggregate of 727,272 shares of Common Stock. Effective June 5, 1998, the conversion price increases to $3.75 per share.

(2) Convertible at an exercise price of $4.6327 per share, subject to anti-dilution adjustments, into an aggregate of 625,985 shares of Common Stock.

(3)  Convertible  at an  exercise  price of $5.50 per  share,  as  adjusted  and
     subject  to  further  anti-dilution  adjustments,   into  an  aggregate  of
     1,847,137 shares of Common Stock.

(4) Each warrant represents the right to purchase one share of Common Stock at the exercise price.

(5)  As adjusted and subject to further anti-dilution adjustment.

(6)  Adjusted exercise price pursuant to anti-dilution adjustments.

     On each of June 6, 1997, October 9, 1997 and January 23, 1998, the Company entered into Purchase Agreements, and related notes, warrants and security documents (the "Agreements") with St. James regarding the purchase by St. James of the securities referred to in the tables above. Except for those terms relating to the amounts of securities purchased, maturity and expiration dates, interest rates, and conversion and exercise prices, each of such Agreements contained substantially identical terms and conditions relating to the purchase of the securities involved. Payment of principal and interest on all the notes is collateralized by substantially all the assets of the Company, subordinated, as of March 16, 1998, to borrowings by the Company from Fleet in the maximum aggregate amount of $19.0 million. The notes are convertible into shares of the Company's Common Stock at the conversion prices set forth in the tables above, subject to anti-dilution adjustments for certain issuances of securities by the Company at prices per share of Common Stock less than the conversion price then in effect. St. James agreed to subordinate its security interests and rights to the indebtedness and security interests of the lenders providing up to $4.5 million pursuant to a term loan and $3.0 million pursuant to a revolving credit facility. Pursuant to the Agreements, the Company agreed to issue to St. James for nominal consideration the warrants to purchase shares of Common Stock of the Company exercisable at the prices set forth in the tables above, subject to anti-dilution adjustment for certain issuances of securities by the Company at prices per share of Common Stock less than the exercise prices then in effect. In March 1998, the Company issued in a private placement 596,000 shares of Common Stock at a price of $5.50 per share which resulted in an anti-dilution adjustment of the exercise price of the warrants and conversion price of the notes issued pursuant to the January 23, 1998 Agreement. The shares issuable on conversion of the notes and exercise of the warrants have demand and piggy-back registration rights under the Securities Act of 1933. The Company agreed that one person designated by St. James will be nominated for election to the Company's Board of Directors. Mr. John L. Thompson, currently a Director of the Company, serves in this capacity. The Agreements grant St. James certain preferential rights to provide future financings to the Company, subject to certain exceptions. The notes also contain various affirmative and negative covenants, including a prohibition against the Company consolidating, merging or entering into a share exchange with another person, with certain exceptions, without the consent of St. James. Events of default under the notes include, among other events, (i) a default in the payment of principal or interest; (ii) a default under any of the notes and the failure to cure such default for five days, which will constitute a cross default under each of the other notes; (iii) a breach of the Company's covenants, representations and warranties under any of the Agreements; (iv) a breach under any of the Agreements between the Company and St. James, subject to certain exceptions; (v) any person or group of persons acquiring 40% or more of the voting power of the Company's outstanding shares who was not the owner thereof as of January 23, 1998, a merger of the Company with another person, its dissolution or liquidation or a sale of all or substantially all its assets; and (vi) certain events of bankruptcy. In the event of a default under any of the notes, subject to the terms of an agreement between St. James and Fleet, St. James could seek to foreclose against the collateral for the notes.

     In the October 1997 and January 1998 agreements, St. James agreed to convert its $2.0 million convertible note dated June 5, 1997 and its $2.9 million convertible note dated October 10, 1997 into shares of the Company's Common Stock at such time as the Company has filed a registration statement under the Securities Act of 1933 relating to the shares issuable on conversion of such notes and on exercise of the warrants issued to St. James and such registration statement has been declared effective.

     In March 1998, St. James agreed to certain amendments to its agreements with the Company in connection with the Company's borrowings from Fleet to finance the completion of the Phoenix Acquisition. Among other things, these amendments required St. James to extend the maturity date of $10.0 million of indebtedness owing to it from maturing in 18 months to maturing in 36 months, required St. James to fully subordinate the payment of principal and interest on the indebtedness owing to it to the prior payment in full of the Company's indebtedness to Fleet, and required St. James and its affiliates to refrain from selling shares of Common Stock of the Company below certain percentage levels of the Company's shares outstanding so long as the indebtedness remains owing to Fleet. In consideration for these amendments, the Company agreed to reduce the exercise and conversion prices of the common stock purchase warrants and note issued to St. James in January 1998 to $5.50 per share and to provide that in the event shares are issued by the Company thereafter at a price less than $5.50 per share such exercise and conversion prices will be reduced to a price equal to the price at which the shares are issued. The $5.50 price was based on a price at which the Company issued shares of Common Stock in a private placement in March 1998, at the time St. James agreed to the amendments to its agreements.

     The Company executed Reorganization Agreements with the holders of certain debentures of the Company on November 30, 1995 (the "1995 Reorganization Agreements"), including Pangaea Investment Consultants, Ltd., Morgan Devin Everett & Co. Ltd., International Trust Company of Bermuda Ltd. and Mansfield Soderberg & Co. Ltd. (the "Shareholder Group"), pursuant to which such persons agreed to exchange the debentures held by them for shares of the Company's Common Stock In accordance with the terms of the agreements, through December 31, 1995, the Shareholder Group exchanged an aggregate of $656,250 principal amount of debentures for an aggregate of 299,586 shares of Common Stock. Morgan Devin Everett & Co. Ltd., International Trust Company of Bermuda Ltd. and
Mansfield Soderberg & Co. Ltd. continued to hold at December 31, 1995 an aggregate of $393,750 principal amount of debentures which were to be exchanged in the aggregate for an additional 225,414 shares of Common Stock and two new classes of Common Stock Purchase Warrants. Pursuant to the 1995 Reorganization Agreements, the first series of warrants (the "Class A Warrants") were to be exercisable at $3.00 per share for a period of four (4) years and the second series of warrants (the "Class B Warrants") were to be exercisable at prices increasing in annual increments over the first three (3) years after issuance from $3.00 per share to $5.00 per share and were to expire five (5) years after issuance. On September 20, 1996, the Company and the Shareholder Group, as well as certain other debtholders, amended the terms of the 1995 Reorganization Agreements to provide for the exchange of the $393,750 of debentures three members of the Shareholder Group continued to hold for an aggregate of 225,414 shares of Common Stock and also so as to provide that in lieu of the issuance of the Class A warrants to the Shareholder Group, an aggregate of 52,500 shares of Common Stock would be issued to the Shareholder Group and the exercise price of the Class B warrants would be reduced to $2.00 per share throughout the five-year term of such warrants. As a consequence of these agreements entered into in 1995 and 1996, the Company's warrants exercisable at $2.00 per share (the "$2.00 Warrants") were issued (see "Selling Securityholders"). In addition to the Shareholder Group, each of the other Selling Securityholders holding the $2.00 Warrants were parties to similar agreements entered into in 1995 and 1996 and surrendered in those transactions an aggregate of $975,000 principal amount of the Company's debentures in exchange for an aggregate of 536,250 shares of Common Stock and 146,250 $2.00 Warrants.

     During the year ended December 31, 1997, the Company issued 65,000 shares of Common Stock valued at $136,500 to Pangaea Investment Consultants, Ltd. in exchange for consulting services to be rendered through May 1999.

     During the year ended December 31, 1996, the Company issued 12,000 shares of Common Stock, valued at $15,000 to Pangaea Investment Consultants, Ltd. in reimbursement of expenses.

     The $1.50 Options were issued in September 1996 for investment banking services.

                              PLAN OF DISTRIBUTION

     The Selling Securityholders may sell or distribute some or all of the Common Stock from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve block transactions) on the OTC Bulletin Board(R) or in privately negotiated transactions (including sales pursuant to pledges), or in a combination of such transactions. Such transactions may be effected by the Selling Securityholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved.

     The Selling Securityholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Securityholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between the Selling Securityholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the Selling Securityholders Securities.

     Under applicable rules and regulations currently in effect under the Exchange Act, any person engaged in a distribution of any of the shares of Common Stock may not simultaneously engage in market activities with respect to the Common Stock for a period of five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M thereunder, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Securityholders. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to this offering of the Securities to the public other than commissions and discounts of underwriters, brokers, dealers or agents. The Selling Securityholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Under its Certificate of Incorporation, the total number of shares of all classes of stock that the Company has authority to issue is 15,000,000 consisting of 2,500,000 shares of preferred stock, par value $.01 per share, and 12,500,000 shares of common stock, $.0005 par value.

PREFERRED STOCK

     Up to 2,500,000 shares of preferred stock, par value $.01 per share, may be issued from time to time in one or more series. The Board of Directors, without further approval of the stockholders, is authorized to fix the rights and terms relating to dividends, conversion, voting, redemption, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control of the Company. As of March 31, 1998, the Company had no shares of preferred stock outstanding and has no present plans to issue any shares of Preferred Stock.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of Directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series ("Preferred Stock Designation"), the holders of such shares exclusively possess all voting power. The Certificate of
Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of common stock outstanding are fully paid and non-assessable and the holders thereof have no preemptive rights.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by William S. Clarke, P.A., 457 North Harrison Street, Suite 103, Princeton, New Jersey 08540.

                                     EXPERTS

     Coopers & Lybrand L.L.P. serves as the independent accountants for the Company. The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years ended December 31, 1997; the consolidated financial statements of Phoenix Drilling Services, Inc. (domestic operations only) for the year ended December 31, 1997; the financial statements of Diamondback Directional, Inc. for the year ended December 31, 1996 and the period March 1, 1995 (inception of the business) to December 31, 1997; the financial statements of Petro-Log, Inc. for the years ended March 31, 1997 and 1996; and the financial statements of DynaJet, Inc. for the year ended May 31, 1996 are incorporated by reference in this Prospectus in reliance upon the report of such firm, given on the authority of that firm as experts in accounting and auditing.

     The audited historical combined financial statements of the domestic operations of Phoenix Drilling Services, Inc. for the year ended December 31, 1996 and for the period from June 15, 1995 (inception) through December 31, 1995 included on pages F-13 to F-27 of Black Warrior Wireline Corp.'s Form 8-K/A dated June 4, 1998 have been incorporated in this Prospectus by reference in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    GLOSSARY

GLOSSARY OF INDUSTRY TERMS

     The following are definitions of certain technical terms used in this Annual Report relating to the Company's business:

     "3-D Seismic" Involves the acquisition of a dense grid of seismic data over a precisely defined area. An energy source creates an acoustic impulse that penetrates the subsurface and is reflected off underlying rock layers. This reflected energy is recorded by sensitive receivers (geophones connected to sophisticated computers). The resulting data is then analyzed and interpreted by geophysicists and used by oil and natural gas producing companies in the acquisition of new leases, the selection of drilling locations and for reservoir management. The technology is particularly useful with directional drilling. 3-D Seismic data provides greater precision and improved subsurface resolution than is provided by 2-D seismic surveys.

     "Casing" Steel pipe lowered into the drilled hole (borehole) to prevent "caving in" and to provide isolation of zones and permit production of hydrocarbons

     "Cased Hole" The drilled hole after casing has been lowered and cemented in place.

     "Directional Drilling" Enables the drilling of computer guided directional wellbores from existing or newly drilled wells intended to increase the exposure of the well bore to producing hydrocarbon zones. Directional drilling is facilitated through the use of 3-D Seismic technology.

     "Downhole" Any part of the borehole below the ground surface.

     "Junk Basket" A mechanical device lowered into the borehole with wireline to remove extraneous or unwanted debris. A gauge ring is run simultaneously to check conformity of hole size.

     "Cement Bond Log" A cement quality and bonding evaluation performed with sonic transmitters and receivers lowered into the borehole with wireline. This survey is recorded by surface computers.

     "Hoisting and Steering Services" Services provided utilizing the Company's wireline trucks and equipment for operating surveying equipment and steering tools owned and operated by others.

     "Logs" (a) Open Hole: The measurement of properties of formations to determine hydrocarbon bearing characteristics. Open hole logs are mainly radioactive (porosity) and electric (resistivity).

            (b) Cased Hole: The measurement of gamma rays (different formations have different levels), casing collars (joints in casing) for correlation to open hole depths, and cement quality and bonding. Porosity logs can be run in cased holes with Compensation Neutron Tools.

     "Rigs" (a) A drilling rig is one which drills the borehole. This rig normally is used for setting the casing in the borehole.

            (b) A completion or workover rig is used to position tubing, pumps and other production equipment in the cased hole. As the name plies, this is used for subsequent "workover" or remedial service.

     "Winch Unit" A powerful machine with one or more drums on which to coil a cable or chain for hauling or hoisting.

     "Workover" Operations pertaining to work on wells previously placed in production but needing additional work in order to restore or increase production.

                                     PART II

     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities to be registered are as follows:

          Securities and Exchange                              $12,113.00
             Commission Registration Fee

          Blue Sky Fees and Expenses *                         $

          Printing *                                           $

          Legal fees of Counsel
             for the Registrant *                              $

          Accounting Fees *                                    $

          Miscellaneous *                                      $

                   TOTAL                                       $


----------
*    To be provided by amendment.

ITEM 15:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law and Article VII of the Registrant's Restated By-Laws provide for indemnification of present and former officers, directors, employees and agents.

ITEM 16: EXHIBITS

     The information required by this Item 16 is set forth in the Index to Exhibits accompanying this Registration Statement and is incorporated herein by reference.

ITEM 17: UNDERTAKINGS

     (a)  The small business issuer will:

          1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

          2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions of the Delaware General Corporation Law, the Registrant's Articles of Incorporation, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference to this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The Registrant hereby undertakes to deliver, or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given the latest annual report to security holders that is incorporated by reference in the Prospectus and proxy or information statement furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Columbus, State of Mississippi, on the 2nd day of June, 1998.

                                               BLACK WARRIOR WIRELINE CORP.


                                               By: /s/ William L. Jenkins
                                                  ------------------------------
                                                  William L. Jenkins, President,
                                                   Principal Executive Officer
                                                     and Principal Financial
                                                      and Accounting Officer

                       BLACK WARRIOR WIRELINE CORPORATION

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of Black Warrior Wireline Corp., a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints William
L. Jenkins and Allen Neel, and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



  /s/ William L. Jenkins                       Director, President, Chief Executive        May 30, 1998
--------------------------------------         Officer and Chief Financial Officer
William L. Jenkins                             (Principal Executive Officer and
                                               Principal Financial Officer)

  /s/ John A. McNiff                           Director                                    May 30, 1998
--------------------------------------
John  A. McNiff

  /s/ Michael Brod                             Director                                    May 18, 1998
--------------------------------------
Michael Brod

  /s/ John Thompson                            Director                                    June 4, 1998
--------------------------------------
John Thompson

  /s/ Charles Underbrink                       Director                                    May 18, 1998
--------------------------------------
Charles Underbrink

                          BLACK WARRIOR WIRELINE CORP.

                       REGISTRATION STATEMENT ON FORM S-3

                                INDEX TO EXHIBITS



          EXHIBIT                          DESCRIPTION
          -------                          -----------

            3.1 Restated Certificate of Incorporation of Teletek, Ltd., a Delaware corporation, filed with the State of Delaware on June 21, 1989

            3.2         Certificate  of Merger of Black Warrior  Wireline  Corp.
                        and Teletek, Ltd. filed with the State of Delaware on June 22, 1989

            3.3         Certificate of Amendment filed July 2, 1990

            3.4         Certificate of Amendment filed July 22, 1997

            3.5         Certificate of Amendment filed October 31, 1997

            3.6         By-Laws of Registrant


            5.1         Opinion of William S. Clarke, P.A.

           23.1         Consent of Coopers & Lybrand L.L.P.

           23.2         Consent of Price Waterhouse LLP

           23.3         Consent of William S. Clarke,  P.A. (included in Exhibit
                        5.1)

           24.1 Power of Attorney (included on the signature pages of this Registration Statement)